ADMINISTRATIVE SERVICES AGREEMENT

      AGREEMENT made as of the 2nd day of May, 1994, in Denver, Colorado, by and between INVESCO Specialty Funds, Inc., a Maryland corporation (the "Company"), and INVESCO Funds Group, Inc., a Delaware corporation (hereinafter referred to as "INVESCO").

      WHEREAS, the Company is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares representing interests in the following separate portfolios of investments: INVESCO Worldwide Capital Goods Fund and INVESCO Worldwide Communications Fund (individually, the "Fund" and collectively, the "Funds"), and which may be authorized to issue shares representing interests in additional portfolios of investments; and

      WHEREAS, INVESCO is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, sub-accounting, and recordkeeping services to certain investment companies, including the Funds; and

      WHEREAS,   the  Company  desires  to  retain  INVESCO  to  render  certain administrative, sub-accounting, and recordkeeping services (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

      WHEREAS, INVESCO desires to be retained to perform such services on said terms and conditions;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and INVESCO agree as follows:

      1. The Company hereby retains INVESCO to provide, or, upon receipt of written approval of the Company arrange for other companies, including affiliates of INVESCO, to provide to the Funds: A) such sub-accounting and recordkeeping services and functions as are reasonably necessary for the operation of the Funds. Such services shall include, but shall not be limited to, preparation and maintenance of the following required books, records and other documents: (1) journals containing daily itemized records of all purchases and sales, and receipts and deliveries of securities and all receipts and disbursements of cash and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the Act; (2) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(2)(i) - (iii) under the Act; (3) a securities record or ledger reflecting separately for each portfolio security as of trade date all "long" and "short" positions carried by the Funds for the account of the Funds, if any, and showing the location of all securities long and the off-setting position to all securities short, in the form required by Rule 31a-1(b)(3) under the Act; (4) a record of all portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the Act; (5) a record of all puts, calls, spreads, straddles and all other options, if any, in which the Funds have any direct or indirect interest or which the Funds have granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the Act; (6) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the Act; and (7) price make-up sheets and such records as are necessary to reflect the determination of the Funds' net asset value. The foregoing books and records shall be maintained and preserved by INVESCO in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the Act. All such books and records shall be the property of the Company and, upon request therefor, INVESCO shall surrender to the Company such of the books and records so requested; and B) such sub-accounting, recordkeeping, and administrative services and functions, which shall be furnished by INVESCO's affiliated corporation, INVESCO Solutions, Inc., as are reasonably necessary for the operation of Company shareholder accounts maintained by certain retirement plans and employee benefit plans for the benefit of participants in such plans. Such services and functions shall include, but shall not be limited to: (1) establishing new retirement plan participant accounts; (2) receipt and posting of weekly, bi-weekly and monthly retirement plan contributions; (3) allocation of contributions to each participant's individual Fund account; (4) maintenance of separate account balances for each source of retirement plan money (i.e., Company, Employee, Voluntary, Rollover) invested in the Funds; (5) purchase, sale, exchange or transfer of monies in the retirement plan as directed by the relevant party; (6) distribution of monies for participant loans, hardships, terminations, death or disability payments; (7) distribution of periodic payments for retired participants; (8) posting of distributions of interest, dividends and long-term capital gains to participants by the Funds; (9) production of monthly, quarterly and/or annual statements of all Fund activity for the relevant parties; (10) processing of participant maintenance information for investment election changes, address changes, beneficiary changes and Qualified Domestic Relations Orders; (11) responding to telephone and written inquiries concerning Fund investments, retirement plan provisions and compliance issues; (12) performing discrimination testing and counseling employers on cure options on failed tests; (13) preparation of 1099R and W2P participant IRS tax forms; (14) preparation of, or assisting in the preparation of, 5500 Series tax forms, Summary Plan Descriptions and Determination Letters; and (15) reviewing legislative and IRS changes to keep the retirement plan in compliance with applicable law.

      2. INVESCO shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of INVESCO and persons employed or otherwise retained by INVESCO to provide or assist in providing the Services to the Funds.

      3. INVESCO shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, communication lines and supplies) and such clerical help and other services as shall be necessary to provide the Services to the Funds. In addition, INVESCO may arrange on behalf of the Funds to obtain pricing information regarding the Funds' investment securities from such company or companies as are approved by a majority of the Company's board of directors; and, if necessary, the Company shall be financially responsible to such company or companies for the reasonable cost of providing such pricing information.

      4. The Company will, from time to time, furnish or otherwise make available to INVESCO such information relating to the business and affairs of the Funds as INVESCO may reasonably require in order to discharge its duties and obligations hereunder.

      5. For the services rendered, facilities furnished, and expenses assumed by INVESCO under this Agreement, the Company shall pay to INVESCO a $10,000 per year per Fund base fee, plus an additional fee, computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this additional fee, the most recently determined net asset value of each Fund, as determined by a valuation made in accordance with the Company's procedure for calculating each Fund's net asset value as described in the Funds' Prospectus and/or Statement of Additional Information, shall be used. The additional fee to INVESCO under this Agreement shall be computed at the annual rate of 0.015% of each Fund's daily net assets as so determined. During any period when the determination of a Fund's net asset value is suspended by the directors of the Company, the net asset value of a share of that Fund as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

      6. INVESCO will permit representatives of the Company, including the Company's independent auditors, to have reasonable access to the personnel and records of INVESCO in order to enable such representatives to monitor the quality of services being provided and the level of fees due INVESCO pursuant to this Agreement. In addition, INVESCO shall promptly deliver to the board of directors of the Company such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

      7. This Agreement shall remain in effect until no later than April 30, 1995 and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further provided, however, that (a) the Company may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days written notice to INVESCO; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder) unless the Board of Directors of the Company approves such assignment; and (c) INVESCO may terminate this Agreement without payment of penalty on sixty days written notice to the Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at the principal office of such party.

      8. This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the Act. To the extent the applicable law of the State of Colorado or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                                    INVESCO SPECIALTY FUNDS, INC.


                                    By: /s/ Dan J. Hesser
                                        -------------------------
                                        Dan J. Hesser
ATTEST:                                 President

/s/ Glen A. Payne
-------------------------
Glen A. Payne, Secretary

                                    INVESCO FUNDS GROUP, INC.



                                    By: /s/ Ronald L. Grooms
                                        ------------------------
ATTEST:                                 Ronald L. Grooms
                                        Senior Vice President
/s/ Glen A. Payne
-------------------------
Glen A. Payne, Secretary